Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1, of our report dated March 12, 2026 (which contains an explanatory paragraph regarding Velos Acquisition I Corp.’s (FKA M3-Brigade Acquisition V Corp.) ability to continue as a going concern), relating to the financial statements of Velos Acquisition I Corp (FKA M3-Brigade Acquisition V Corp.) as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period March 12, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 26, 2026